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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
FAMILY DOLLAR STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 20, 2005

TO THE STOCKHOLDERS:

        The Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the "Company") will be held at 2:00 o'clock p.m. on Thursday, January 20, 2005, at the office of the Company at 10401 Monroe Road, Matthews, North Carolina 28105, for the following purposes:

  1.
  To elect a Board of seven directors;

  2.
  To consider and vote upon a proposal to approve an amendment to the Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan;

  3.
  To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on November 24, 2004, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the Bylaws at the Company's office at 10401 Monroe Road, Matthews, North Carolina, at least ten days prior to the Annual Meeting.

        Each Stockholder who does not plan to attend the Annual Meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.

                      By Order of the Board of Directors

                      GEORGE R. MAHONEY, JR.
                      Executive Vice President—
                      General Counsel and Secretary

Matthews, North Carolina
November 29, 2004

FAMILY DOLLAR STORES, INC.
Post Office Box 1017
Charlotte, North Carolina 28201-1017

PROXY STATEMENT

        This Proxy Statement is furnished to the holders of the Common Stock (the "Common Stock") of Family Dollar Stores, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on January 20, 2005, or any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 29, 2004.

        The enclosed proxy is for use at the Annual Meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. Unless you indicate otherwise on your proxy card, the proxies will be voted FOR:

  1.
  The election to the Board of Directors of the seven nominees named in the Proxy Statement (Proposal No. 1);

  2.
  The proposal to approve an amendment to the Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan (the "Stock Option Plan") (Proposal No. 2); and

  3.
  The ratification of the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year (Proposal No. 3).

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the Annual Meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. The approval of the amendment of the Stock Option Plan requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. In addition, in order to satisfy requirements of the New York Stock Exchange ("NYSE") the total votes cast on this proposal must represent over fifty (50%) percent of all outstanding Common Stock. The ratification of the appointment of the accountants requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

        Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Abstentions are not relevant to the election of directors. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares (a "broker non-vote"), these shares will not be considered as present and entitled to vote in respect to that matter, but will be counted for the purpose of determining the existence of a quorum. For purposes of the NYSE requirement that the total vote cast on the proposal to amend the Stock Option Plan be over fifty (50%) percent of all outstanding shares, abstentions will count as a vote cast but broker non-votes will not.

        The cost of soliciting proxies for the Annual Meeting will be borne by the Company. Directors, officers and employees of the Company may solicit proxies personally or by mail, telephone or facsimile. In addition, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

        Only the holders of Common Stock of record at the close of business on November 24, 2004, will be entitled to vote at the Annual Meeting. On such date, 167,687,493 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of Stockholders or until their respective successors are elected and qualified. The number of directors is established by the Board of Directors pursuant to the Company's Bylaws. Votes pursuant to the enclosed proxy will be cast for the election as directors of the seven nominees named below unless authority is withheld. All seven nominees are now members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event not now anticipated), the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

        The Board of Directors met four times and acted by unanimous written consent in lieu of meeting on one occasion during the fiscal year ended August 28, 2004 ("fiscal 2004"). All directors attended more than 75% of the meetings of the Board and the Committees on which they served.

        The following information is furnished with respect to the seven nominees. The Board of Directors has determined that each of the nominees, other than Messrs. Levine and Mahoney, are independent directors within the meaning of the NYSE listing standards. See "Corporate Governance—Corporate Governance Guidelines" below.

        Mark R. Bernstein, age 74, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement he had been a partner in the law firm for more than the preceding five years. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. He is the Chairman of the Nominating/Corporate Governance Committee and a member of the Compensation Committee. He also served as a member of the Stock Option Committee prior to its dissolution in August 2004.

        Sharon Allred Decker, age 47, has served as a director since 1999. Mrs. Decker has been the CEO of The Tapestry Group, LLC, a consulting, communications and marketing firm since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women's apparel. From January 1997 to July 1999, she was President and Chief Executive Officer of The Lynnwood Foundation which created and manages a conference facility and leadership institute. Mrs. Decker also is a director of Coca-Cola Bottling Co. Consolidated. Mrs. Decker serves on the Compensation and the Nominating/Corporate Governance Committees and served on the Audit Committee until January 2004.

        Edward C. Dolby, age 59, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC, since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. Mr. Dolby is a member of the Audit Committee.

        Glenn A. Eisenberg, age 43, has served as a director since 2002. He is the Executive Vice President—Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From January 1990 to May 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where his positions included President and Chief Operating Officer from December 1999 to May 2001 and Executive Vice President and Chief Financial Officer from November 1995 to December 1999. Mr. Eisenberg is the Chairman of the Audit Committee and the Board of Directors has determined that he is an "audit committee financial expert" as defined by the applicable rules of the Securities and Exchange Commission (the "SEC").

        Howard R. Levine, age 45, has served as a director since 1997. He has served as the Chairman of the Board since January 2003 and Chief Executive Officer of the Company since August 1998. Mr. Levine has held various positions with the Company from 1996 to the present and from 1981 to 1987. From 1988 to 1992, he was employed as the President of Best Price Clothing Stores, Inc., a chain of ladies' apparel stores, and from 1992 to 1996 was self-employed as an investment manager. Howard Levine is the son of Leon Levine, the former Chairman of the Board and founder of the Company who retired in January 2003. Mr. Howard Levine served as a member of the Executive Committee of the Board of Directors until the dissolution of that Committee in August 2004.

        George R. Mahoney, Jr., age 62, has served as a director since 1987. He was employed by the Company as General Counsel in 1976 and has served as the Executive Vice President, General Counsel and Secretary of the Company since 1991. Mr. Mahoney served as a member of the Executive Committee of the Board of Directors until the dissolution of that Committee in August 2004.

        James G. Martin, age 68, has served as a director since 1996. He has been associated with the Carolinas HealthCare System since January 1993, where he currently serves as a Corporate Vice President. He served as Governor of the State of North Carolina from 1985 through 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. He also is a director of Duke Energy Corporation, Palomar Medical Technologies, Inc. and aaiPharma, Inc. where he serves as Chairman of the Board. Dr. Martin serves on the Audit, Compensation and Nominating/Corporate Governance Committees and is the Chairman of the Compensation Committee. He also served as a member of the Stock Option Committee prior to its dissolution in August 2004.

Compensation of Directors

        Directors who are not employees of the Company are paid $3,500 for each Board meeting attended and $750 for each Audit, Compensation and Nominating/Corporate Governance Committee meeting attended. These non-employee directors also receive an annual grant of shares of the Company's Common Stock with a fair market value at the time of the grant of $20,000 pursuant to the Family Dollar 2000 Outside Directors Plan (the "Directors Stock Plan"). Each of the current non-management directors received a grant of 594 shares of Common Stock in January 2004. Effective as of August 2004, pursuant to new corporate governance guidelines adopted by the Board of Directors, non-employee directors are required to maintain a level of equity interest in the Company at least equal to one-half of the cumulative number of shares of Common Stock of the Company awarded under the Directors Stock Plan. The Company encourages but does not require that directors maintain an equity interest in the Company in excess of such minimum amounts. Finally, non-employee directors are reimbursed for reasonable expenses incurred by them in connection with attendance at Board and related functions. Directors who are employees of the Company receive no compensation for their Board service.

Recommendation of the Board of Directors

        The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        In August 2004, the Board of Directors adopted Corporate Governance Guidelines, Charters for the Compensation and Nominating/Corporate Governance Committees of the Board and a Code of Conduct for the Board of Directors. The Corporate Governance Guidelines adopted by the Board require that a majority of the Board members and all members of each of the Company's Audit, Compensation and Nominating/Corporate Governance Committees be independent, as defined by the NYSE listing standards. The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that all members of the Board, other than Messrs. Levine and Mahoney, and all members of the Board's current standing Committees, are independent. See "Related Transactions" below. The Board also approved amendments to the Company's Code of Business Conduct applicable to all Company employees. All of these documents, along with the Charter of the Audit Committee and the Company's Code of Ethics for its Chief Executive Officer and Senior Financial Officers, are available on the Company's website at www.familydollar.com under the tab Investors/Corporate Governance and are available in print to Stockholders upon request to the Company.

        Pursuant to the Corporate Governance Guidelines, the Board has instituted several policies, including the following:

  •
  A requirement that the Board meet at least four times a year and hold additional meetings as needed.

  •
  Board members are expected to attend Board meetings on a regular basis and to attend the Annual Meeting of Stockholders. All of the nominees for election (who constituted the entire Board) attended the Company's previous annual meeting.

  •
  Directors who are not Company officers will meet in regularly scheduled executive sessions at least twice each year. In addition, if the Board includes non-management directors who are not independent, the independent directors will meet at least annually. Company management will not attend such meetings unless requested.

  •
  If the CEO of the Company also serves as the Chairman of the Board, the Board will elect a Lead Director who will consult with and act as liaison between the Board and the Chairman/CEO, will preside over Board meetings in the Chairman's absence and will preside over meetings of the independent directors. The Lead Director will also be a contact for communications to the Board and assist in the development of the Board's annual agendas. The Board has elected Mark R. Bernstein as the Company's first Lead Director.

  •
  The Board and each of the Board Committees have the power to hire independent advisors, including legal counsel.

  •
  No Board member may serve on the audit committee of more than two other companies, in addition to service on the Company's Audit Committee.

Committees of the Board of Directors

        The Company has three standing committees of the Board of Directors: the Audit, Compensation and Nominating/Corporate Governance Committees. Prior to August 2004, the Company also had an Executive Committee and a Stock Option Committee. The Executive Committee, which met three times during fiscal 2004, was authorized under Delaware corporate laws and the Company's Bylaws to exercise certain of the powers of the Board of Directors. The Executive Committee was dissolved in August 2004. Messrs. Levine and Mahoney were the sole members of the Executive Committee. The Stock Option Committee, which acted by unanimous written consent 64 times during fiscal 2004, was responsible for the administration of the Stock Option Plan, including determinations of the employees to be granted options under the Stock Option Plan and the number of shares subject to each option. The Stock Option Committee was dissolved in August 2004 and the responsibility for administration of the Stock Option Plan was delegated to the Compensation Committee. Messrs. Bernstein and Martin served as the sole members of the Stock Option Committee.

        The principal functions of each of the Company's current Board Committees, the members and the number of meetings held in fiscal 2004 are set forth below:

Committee Name and Members	Functions and Additional Information		Number of Meetings In Fiscal 2004
Audit Eisenberg*	•	Provides assistance to the Board of Directors in fulfilling its responsibilities with respect to its oversight of:	5
Dolby		(i) the integrity of the Company's financial statements;
Martin		(ii) the Company's compliance with legal and regulatory requirements;
(iii) the independent auditor's qualifications and independence;
(iv) the performance of the Company's internal audit function and of the independent auditors.
	•	Performs such other functions and duties as are set forth in the Charter
Compensation Martin*	•	Evaluate and recommend compensation for selected senior executive officers of the Company	4
Bernstein Decker	•	Establish the compensation of the Chairman of the Board and the CEO
	•	Administer the Stock Option Plan
	•	Evaluate and review the Company's overall compensation and benefit structure, including the review and approval of pre-tax earnings goals and payment of bonuses under the Company's Incentive Profit Sharing Plan
	•	Perform such other functions and duties as are set forth in the Charter
Nominating/ Corporate Governance	•	Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the Annual Meeting of Stockholders	3
Bernstein* Decker Martin	•	Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board
	•	Evaluate the performance of the Board and Committees and report findings to the Board
	•	Review and recommend to the Board plans for the succession of the Company's CEO and other senior executive officers, as necessary
	•	Develop (with Company management) director orientation programs
	•	Nominate for Board approval the Chairman and the Lead Director, if applicable, and make recommendations to the Board regarding their respective roles
	•	Review and make recommendations as provided in the Company's Codes of Business Conduct
	•	Evaluate and make recommendations to the Board regarding shareholder proposals
	•	Recommend to the Board and oversee the implementation of sound corporate governance principles and practices
	•	Perform such other functions and duties as are set forth in the Charter

*
Chairman of the Committee

Nominees for Election as Directors

        The Nominating/Corporate Governance Committee considers nominees proposed by Stockholders of the Company. As provided in the Company's Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will seek Board candidates that possess and have exhibited integrity in business and personal affairs and candidates whose professional experiences will assist the Board in performing its duties. The Nominating/Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. The Nominating/Corporate Governance Committee's process for identifying and evaluating nominees for director will not differ based on whether the nominee is recommended by a Stockholder. To recommend a prospective nominee for the Committee's consideration, Stockholders should submit the candidate's name and qualifications to the Company's Secretary in writing to the following address: Family Dollar Stores, Inc., Attention: Secretary, Post Office Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will extend invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director.

Communication with the Board of Directors

        Stockholders may communicate with the Board of Directors, the Lead Director or the independent directors as a group by correspondence addressed to the applicable party at Board of Directors, Family Dollar Stores, Inc., Post Office Box 1017, Charlotte, NC 28201-1017 or by email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board's duties and responsibilities will be reviewed by the Company's General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

        During fiscal 2004, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. Members of the Audit Committee during fiscal 2004 included James G. Martin, Sharon Allred Decker (until January 2004) and Edward C. Dolby (from January 2004). The Board of Directors has determined that all of the members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards and that Mr. Eisenberg is an "audit committee financial expert," as defined by the SEC guidelines and has accounting or related financial management expertise as required by the NYSE's listing requirements.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for fiscal 2004 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

        The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of PwC with that firm.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2004, for filing with the SEC.

        This report is submitted by Glenn A. Eisenberg, Chairman, Sharon Allred Decker, Edward C. Dolby and James G. Martin.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation during fiscal years 2004, 2003 and 2002 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of the end of fiscal 2004. The Company does not award restricted stock to its executive officers and does not have any long-term incentive plans other than its Stock Option Plan, awards under which are reflected below.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)(2)	Other Annual Compensation($)		Securities Underlying Options(#)(3)	All Other Compensation ($)(4)
Howard R. Levine Chairman of the Board and Chief Executive Executive Officer(5)	2004 2003 2002	726,794 700,000 600,000	445,525 483,000 480,600	55,350 — —	(6)	200,000 175,000 150,000	23,810 20,215 19,634
R. James Kelly Vice Chairman, Chief Financial and Administrative Officer	2004 2003 2002	462,323 450,000 450,000	170,042 207,000 240,300	— — —		110,000 100,000 85,000	19,427 14,714 14,394
R. David Alexander, Jr. President and Chief Operating Officer(7)	2004 2003 2002	402,179 368,539 300,000	147,921 169,258 160,200	— — —		110,000 100,000 85,000	18,754 15,160 14,837
George R. Mahoney, Jr. Executive Vice President— General Counsel and Secretary	2004 2003 2002	336,718 323,076 299,231	105,729 118,595 127,636	— — —		95,000 85,000 70,000	16,776 14,651 15,137
Bruce E. Barkus Executive Vice President— Store Operations(8)	2004 2003 2002	276,656 263,846 248,846	80,783 83,428 91,039	— — —		60,000 50,000 35,000	14,275 13,207 12,319

(1)
Includes amounts deferred by certain of the named executive officers pursuant to the Company's deferred compensation program.

(2)
Amounts earned under the Company's Incentive Profit Sharing Plan for the stated fiscal year but paid after the close of that fiscal year.

(3)
Stock options were granted pursuant to the Stock Option Plan.

(4)
Includes the Company's payment of annual premiums with respect to each executive for fiscal 2004 in the amount of: (i) $702 for the provision of short term disability insurance coverage; (ii) $1,530 for the provision of long term disability insurance coverage; and (iii) $5,972 for the Medical Expense Reimbursement Plan ("MERP"). Also includes premiums paid for fiscal 2004 for personal umbrella liability insurance coverage for Howard R. Levine in the amount of $5,422, for David R. Alexander, Jr. in the amount of $653 and for George R. Mahoney, Jr. in the amount of $678. Also includes Company contributions to the 401(k) plan, premiums for term life insurance (including accidental death and dismemberment coverage) and premiums paid for executive disability insurance coverage (program began in fiscal 2004), all in the amounts as set forth in the following table for fiscal 2004.

Name	401(k)	Term Life Insurance	Executive Disability
Howard R. Levine	$3,075	$2,520	$4,589
R. James Kelly	3,075	2,334	5,814
David R. Alexander, Jr.	3,075	2,034	4,788
George R. Mahoney, Jr.	3,075	1,754	3,065
Bruce E. Barkus	2,586	1,426	2,059

(5)
Mr. Levine was elected Chairman of the Board in January 2003.

(6)
Reflects the incremental cost to the Company of Mr. Levine's personal use of Company aircraft. No other named executive officer received perquisites or other personal benefits in an amount that exceeds the lesser of $50,000 or ten percent of such officer's total annual salary and bonus.

(7)
Mr. Alexander was elected President and Chief Operating Officer in January 2003.

(8)
Mr. Barkus was elected Executive Vice President—Store Operations in September 2003.

Option Grants During the Fiscal Year Ended August 28, 2004

        The following table sets forth all options to acquire shares of the Company's Common Stock granted during fiscal 2004 to the executive officers named in the Summary Compensation Table. The potential realizable value amounts shown in the table are the values that might be realized upon exercise of options immediately prior to the expiration of their term based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in the table will be achieved.

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted(#)
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Howard R. Levine	200,000	9.8%	40.75	9/28/08	2,251,695	4,975,657
R. James Kelly	110,000	5.4%	40.75	9/28/08	1,238,432	2,736,611
R. David Alexander, Jr.	110,000	5.4%	40.75	9/28/08	1,238,432	2,736,611
George R. Mahoney, Jr.	95,000	4.7%	40.75	9/28/08	1,069,555	2,363,437
Bruce E. Barkus	60,000	2.9%	40.75	9/28/08	675,508	1,492,697

(1)
Stock options were granted pursuant to the Stock Option Plan. The exercise price for each option is the fair market value per share of Common Stock on the date of the grant. See "Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation" for a description of other material terms of the Plan.

Option Exercises and Fiscal Year-End Values

        The following table sets forth all options exercised during fiscal 2004 by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard R. Levine	0	0	247,500	502,500	1,732,800	547,200
R. James Kelly	150,000	2,271,000	86,500	283,500	547,120	321,180
R. David Alexander, Jr.	45,000	474,300	86,500	283,500	547,120	321,180
George R. Mahoney, Jr.	0	0	120,000	240,000	846,100	259,800
Bruce E. Barkus	9,000	76,410	49,000	131,000	300,370	49,980

(1)
The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise multiplied by the number of shares to which the exercise relates.

(2)
The closing price of the Company's Common Stock as reported on the NYSE Composite tape on August 27, 2004, was $26.63 and is used in calculating the value of unexercised options.

Equity Compensation Plan Information

        The following table provides information as of August 28, 2004 with respect to the shares of the Company's Common Stock that may be issued under the Stock Option Plan and the Directors Stock Plan, which are the only equity compensation plans that the Company maintains.

Plan Category	Number of Securities to be Issued Upon Exercise Of Outstanding Options Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Equity Compensation Plans Approved by Stockholders	5,955,535	$29.52/share	5,596,869

(1)
Consists of options for shares issued under the Stock Option Plan; does not include 3,063 shares that were issued under the Directors Stock Plan.

(2)
Consists of 5,522,315 shares available for the issuance of options under the Stock Option Plan and 74,554 shares available for issuance under the Directors Stock Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        The Company has entered into Employment Agreements with each of Chairman of the Board and CEO Howard R. Levine, Vice Chairman and Chief Financial and Administrative Officer R. James Kelly and President and Chief Operating Officer R. David Alexander, Jr.. Each of these agreements provide for the payment of base salary in each of the 2004 and 2005 fiscal years to Howard R. Levine in the amount of $725,000, to R. James Kelly in the amount of $460,000 and to R. David Alexander, Jr. in the amount of $400,000. The Company makes minor adjustments to the salary to reflect reimbursements for certain benefits. In addition, pursuant to the Company's Incentive Profit Sharing

Plan, Howard R. Levine was eligible for a percentage bonus of 100% of base salary for fiscal 2004 and is eligible for the same percentage award for fiscal 2005 and Messrs. Kelly and Alexander were each eligible for a percentage bonus of 60% of base salary for fiscal 2004 and are eligible for a percentage bonus of 65% of base salary for fiscal 2005. The other material terms of the agreements are as follows:

  •
  Bonus is paid under the Company's Incentive Profit Sharing Plan based on a percentage of base salary, if the Company achieves the pre-tax earnings goal established by the Company.

  •
  If the officer's employment is terminated by the Company prior to the end of fiscal 2005 for reasons other than for cause or medical disability, the officer will be paid: (i) a severance payment equal to one-half the annual base salary, paid in six equal monthly installments, the unpaid balance of which will be reduced by compensation received for the same period from new employment, if any; and (ii) an amount equal to the pro rata share of the bonus, if any, payable under the Incentive Profit Sharing Plan.

  •
  If the officer's employment continues through fiscal 2005 but is not further extended, the officer will receive: (i) a severance payment equal to 60 days of his base salary then in effect, payable in two equal monthly installments; and (ii) and, in the case of Messrs. Levine and Alexander, an amount equal to the pro rata share of the bonus, if any, payable under the Incentive Profit Sharing Plan.

        No other executive officer of the Company is party to an employment agreement with the Company.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

        During fiscal 2004, the Compensation Committee of the Board of Directors was composed of Mark R. Bernstein, Sharon Allred Decker and James G. Martin and the Stock Option Committee of the Board of Directors was composed of Mark R. Bernstein and James G. Martin. During fiscal 2004, the Stock Option Plan was initially administered by the Stock Option Committee of the Board of Directors. In August 2004, the Stock Option Committee was dissolved and the Stock Option Plan was amended to provide that the Compensation Committee of the Board of Directors would be responsible for administration of the Stock Option Plan. No member of the Compensation Committee or Stock Option Committee was an officer or employee of the Company. Mr. Bernstein, Mrs. Decker and Dr. Martin were not eligible to receive options under the Stock Option Plan.

Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation

        The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's Stockholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of a pre-tax earnings goal and the executive's contributions to meeting the goal; and (iii) long-term incentive compensation in the form of stock options. The Committee has retained and received the advice of The HayGroup Consulting with respect to the establishment of the compensation of certain of the Company's senior executive officers.

        Executive officers participate with other employees in the Company's 401(k) Plan and in the Family Dollar Compensation Deferral Plan (the "Deferred Compensation Plan") available to more senior employees of the Company. Under the Deferred Compensation Plan, eligible employees may defer receipt of a portion of their base salary and/or bonus earned under the Incentive Profit Sharing Plan. Such deferred compensation is invested in investment plans selected by the executive from a limited selection of such plans chosen by the Company. The Company does not guarantee a rate of return on any such deferred amount. As of the end of fiscal 2004, 44 employees, including eight executive officers, were participating in the Deferred Compensation Plan and the fair market value of the deferred amounts under such Plan, as invested, was approximately $2,309,058.

        Base Salary.    The Compensation Committee reviews and approves the compensation of all officers at the level of Executive Vice President and above and annually reviews the compensation of all executive officers. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies, including comparable companies in the retail industry.

        Incentive Profit Sharing Plan.    The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each fiscal year under the Company's Incentive Profit Sharing Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such earnings goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 35% to 100%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal.

        As approximately 92.3% of the pre-tax earnings goal for fiscal 2004 was achieved, the bonus paid was approximately 61.3% of the bonus that would have been paid if 100% of the goal had been achieved. See "Executive Compensation—Summary Compensation Table" above. Except for the Chairman of the Board and Chief Executive Officer, the Vice Chairman and Chief Financial and Administrative Officer, and the President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and stockholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses to senior executive officers under the Incentive Profit Sharing Plan.

        Stock Options.    To establish another link between compensation and management's performance in creating value for Stockholders, evidenced by increases in the Company's stock price, executive officers may receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants were made by the Stock Option Committee of the Board of Directors prior to August 2004 at which time the Stock Option Plan was amended to provide that the Compensation Committee would be responsible for the administration of the Stock Option Plan. Under the Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the NYSE on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee, or after August 2004, the Compensation Committee, takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.

        Compensation of Chief Executive Officer.    The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For both fiscal 2004 and fiscal 2005, Mr. Levine's base salary was established at $725,000.

        The incentive compensation element of the compensation of the Chief Executive Officer is based on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing Plan, Mr. Levine's bonus was based on 100% of his base salary for fiscal 2004, and is based on the same percentage of his base salary for fiscal 2005. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For fiscal 2004, Mr. Levine was paid a bonus of $445,525 under the Incentive Profit Sharing Plan as the Company achieved approximately 92.3% of the pre-tax earnings goal.

        In determining Mr. Levine's base salary and bonus percentage, the Compensation Committee also took into account the fact that he receives options under the Stock Option Plan. As described under the heading "Option Grants During the Fiscal Year Ended August 28, 2004," Mr. Levine received options to purchase 200,000 shares in fiscal 2004. He also received options to purchase 200,000 shares in fiscal 2005. The Compensation Committee also considered that the Company's only retirement plan or similar benefit for the Chief Executive Officer or any other executive officers to which the Company contributes is a 401(k) Plan.

        Deductibility of Compensation.    Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). At the Annual Meeting of Stockholders on January 16, 1997, Stockholders approved an amendment to the Stock Option Plan and approved the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under said Plans. The Company believes that all executive officer compensation paid in fiscal 2004 met the deductibility requirements of Section 162(m). The Compensation Committee will continue to monitor this issue and will determine what additional steps, if any, it may take in response to such provision.

        This report is submitted by Mark R. Bernstein, Sharon Allred Decker and James G. Martin as the members of the Compensation Committee and Mark R. Bernstein and James G. Martin as the members of the Stock Option Committee.

Stock Performance Graph

        The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended August 28, 2004, compared with the cumulative total returns of the S&P 500 Index and the S&P General Merchandise Stores Index. The comparison assumes $100 was invested on August 28, 1999, in the Company's Common Stock and on August 31, 1999, in each of the foregoing indices, and that dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG FAMILY DOLLAR STORES, INC., THE S&P 500 INDEX
AND THE S&P GENERAL MERCHANDISE STORES INDEX

OWNERSHIP OF THE COMPANY'S SECURITIES

Ownership by Directors and Officers

        The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 2004:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Howard R. Levine	10,009,316	(2)	6.0%
R. James Kelly	322,500		*
R. David Alexander, Jr.	209,000		*
George R. Mahoney, Jr.	601,297		*
Bruce E. Barkus	80,500		*
Mark R. Bernstein	16,642	(3)	*
Sharon Allred Decker	1,624		*
Edward C. Dolby	687		*
Glenn A. Eisenberg	1,287		*
James G. Martin	2,709		*
All Executive Officers and Directors of the Company as a Group (19 persons)	11,750,707		7.0%

*
Less than one percent.

(1)
All shares are held with sole voting and investment power, except that Mr. Levine does not have voting or investment power with respect to 6,512,395 shares held in irrevocable trusts by Bank of America, N.A., as Trustee, for his benefit, as set forth in note (2) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 2004, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine-300,000 shares; (ii) Mr. Kelly-174,500 shares; (iii) Mr. Alexander-174,500 shares; (iv) Mr. Mahoney-143,000 shares; (v) Mr. Barkus-79,500 shares; and (vi) all executive officers and directors as a group-1,181,000 shares.

(2)
Includes 6,512,395 shares included in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of Mr. Levine. Does not include 187,284 shares listed in said table which are being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of a child of Mr. Levine, and 1,025 shares owned by Mr. Levine's wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

(3)
Includes 11,210 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 18,250 shares owned by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

Ownership by Others

        On the basis of filings with the SEC and other information, the Company believes that as of the dates set forth below the following additional Stockholders beneficially owned more than 5% of the Company's Common Stock:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	15,411,414	(2)	9.2%
Bank of America Corporation 100 North Tryon Street Charlotte, North Carolina 28255	15,075,907	(3)	9.0%
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	10,347,517	(4)	6.2%

(1)
Based on the number of shares of Common Stock owned by each Stockholder as set forth above and the Company's outstanding Common Stock as of November 1, 2004.

(2)
Based solely on the Schedule 13G filed by Goldman Sachs Asset Management, L.P., as of December 31, 2003, all of the shares listed above were held with sole power to dispose and 13,044,124 of such shares were held with sole power to vote.

(3)
Based on the Schedule 13G filed by Bank of America Corporation and its affiliates, as of December 31, 2003, 15,072,575 of such shares were held with sole dispositive power and 14,568,297 shares were held with sole voting power by Bank of America Corporation's subsidiaries, NB Holdings Corporation, Bank of America, N.A., Bank of America Advisors, LLC, Bank of America Capital Management, LLC, Nationsbank Montgomery Holdings Corporation, Bank of America Securities, LLC, NMS Services Inc. and NMS Services (Cayman) Inc. These shares include 6,512,395 shares held in trusts for the benefit of Mr. Levine, as noted in "Ownership by Directors and Officers" above.

(4)
Based solely on the Schedule 13G filed by Barclays Global Investors, N.A. and its affiliates, as of December 31, 2003, 9,268,272 of such shares are held with sole power to vote and 9,272,616 were held with sole dispositive power by Barclays Global Investors, N.A. and/or its affiliates, including Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investor, Ltd., Barclays Global Investor Japan Trust and Banking Company Limited, Barclays Bank PLC and Barclays Capital Securities Limited. All of the shares reported are held in trust for the economic benefit of the beneficiaries of trust accounts.

RELATED TRANSACTIONS

        Legal services were rendered to the Company during fiscal 2004 and are currently being rendered to the Company by Parker, Poe, Adams & Bernstein L.L.P. Mark R. Bernstein, the Lead Director of the Company, was a partner in the law firm until his retirement in January 2002 and currently is Of Counsel to the law firm. The Company paid the law firm $10,512 in fiscal 2004, $12,257 in fiscal 2003 and $53,080 in fiscal 2002 for legal services. The Board of Directors has considered the relationship of Mr. Bernstein and the law firm to the Company. Based on the nominal amounts paid by the Company to the law firm, the small percentage of these payments relative to the total revenues of the law firm and the retirement of Mr. Bernstein from the law firm, the Board of Directors has determined that Mr. Bernstein qualifies as an independent director.

        During fiscal 2004 the Company purchased apparel for use by the Company's store associates and other merchandise at a cost of $1,181,222 from a company owned by Eric Lerner, Howard R. Levine's brother-in-law. The Company expects to engage in similar transactions during fiscal 2005. The Company believes that these purchases were made on terms comparable to those that would be obtained in independent arms-length transactions with unrelated parties.

        Pursuant to a Retirement Agreement entered into as of September 30, 2002, between the Company and Mr. Leon Levine, the former Chairman of the Board of the Company and the father of Howard R. Levine, the Company provides certain office space to Mr. Leon Levine (or, in the event of his death, to his wife) and to certain of his assistants and/or advisors; continuing health care coverage for Mr. Leon Levine and certain of his family members; Company paid personal liability umbrella insurance coverage; and use of the Company's airplanes for up to 30 hours per year. The Company accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Agreement.

PROPOSAL NO. 2

AMENDMENT TO STOCK OPTION PLAN

Description of the Proposed Amendment

        The Company's Stockholders are being asked to approve an amendment to the Stock Option Plan to amend the term and vesting provisions applicable to certain outstanding awards of options upon an optionee's retirement. Currently, the Stock Option Plan provides that upon voluntary termination of employment with the Company, including a decision by the employee to retire, the optionee has three months following such termination of employment in which to exercise any options that were vested at the date of termination and all options that have not vested as of such termination date are forfeited. The proposed amendment would revise the vesting provisions in effect for the option grants outstanding at the time of an employee's retirement from service with the Company to provide that options held at the time of retirement would continue to vest in accordance with their original vesting schedule as set forth in the Stock Option Plan and could be exercised during the Stock Option Plan's five-year option period.

        The amendment conditions the receipt of the benefit of this extended vesting and exercise period on two requirements. First, the optionee's termination of employment must meet the definition of retirement under the Stock Option Plan. The Stock Option Plan defines retirement as the voluntary termination of employment by the retiree upon reaching the age of sixty years or older and having been an employee of the Company for a period of at least ten years prior to such termination. Second, the benefit is conditioned upon the optionee's continuing compliance with newly adopted non-compete, non-solicitation, non-disparagement and non-disclosure provisions for the five-year period after the optionee terminates employment with the Company and receives the extended vesting and exercise period.

        The Stock Option Plan currently provides for option grants to officers and key employees at the discretion of the Compensation Committee, which is responsible for the administration of the Plan. Eligible employees generally are granted options upon their initial employment with the Company or upon promotions and are awarded annual grants following the end of each fiscal year. Options granted under the Stock Option Plan vest over a period of five years and must be exercised within that five-year term. The options vest as follow: 40% vest and are exercisable after the second anniversary of the option grant; an additional 30% vest and are exercisable after the third anniversary of the option grant; and the final 30% vest and are exercisable after the fourth anniversary of the option grant.

        The Company's more senior executive officers are heavily dependent upon the receipt of the value of options awarded to them for compensation and for retirement planning. The Company currently does not contribute to retirement programs for its employees, other than matches made to the Company's 401(k) plan, the amounts of which are limited by federal income tax provisions with respect to executive officers. The current operation of the Stock Option Plan effectively reduces or eliminates the value of option grants made within the five years preceding an employee's retirement from service with the Company due to the provisions which limit the time period for the exercise of vested options to the three months following such retirement and provide for the forfeiture of any options that are not vested at the date of retirement.

        The Board of Directors has determined that the current operation of the Stock Option Plan does not adequately compensate employees who may be approaching retirement and that, in light of the Company's dependence on the Stock Option Plan as a material portion of compensation packages and the current lack of other retirement plans to which the Company makes any material contributions, the Stock Option Plan should be amended. The definition of retirement, coupled with the non-compete provisions, in the proposed amendment prevent optionees from taking advantage of the provisions at an age at which the Company may desire to retain their talents and also prevent the employee from competing with the Company as a condition to the benefits of the extended vesting and exercise periods.

Accounting Consequences

        Currently, in accordance with generally accepted accounting principles ("GAAP"), the Company does not incur an expense in connection with the issuance of options under the Stock Option Plan because the exercise price for the options is equal to the fair market value of the Common Stock on the grant date. The proposed amendment of the Stock Option Plan will, in accordance with GAAP, require the Company to recognize an expense in an amount equal to the "value" of any option affected by the amendment as measured on the effective date of the amendment, which will be January 20, 2005, the date of the Annual Meeting, if such amendment is approved by the Stockholders. The "value" of the option for purposes of the expense charge is the difference between the fair market value of the Common Stock on the effective date of the amendment and the exercise price of the option affected by the amendment. The Company will not incur such an expense charge with respect to options that are granted after the Stock Option Plan is amended. Accordingly, and since the term of the option grants is five years, only those options granted within the five-year period preceding the adoption of the proposed amendment and held by optionees who are at least fifty-five years of age or older will be subject to this charge.

        The Company has calculated the potential maximum charge to expense that could be incurred by the Company based upon assumed fair market values for the Common Stock as of the effective date. Pursuant to GAAP, although the amount of this potential charge is determined as of the effective date, no charge is actually taken until either an optionee informs the Company of a decision to retire (in which case the charge is accrued over the period from the date of such notice to the date of retirement) or actually retires (in which case the charge is taken in full at the time of retirement) and the optionee receives the benefit of the amendment with respect to options that were outstanding on the effective date. Accordingly, the charge related to this amendment may be incurred in varying amounts over the next five years and is likely to be less than the maximum potential amount computed by the Company as it is unlikely that all current optionees eligible for retirement in the next five years will actually retire within this five year period. The maximum potential charge that could be incurred by the Company will be dependent upon both the market value of the Common Stock on January 20, 2005, and the actual retirement dates of current optionees. Assuming that all eligible optionees retire within the next five years, the maximum potential charge to be incurred by the Company (on a pre-tax basis) would be as follows, based upon the following assumed market value of the Common Stock as of

January 20, 2005. As of November 1, 2004, the fair market value of the Common Stock was $29.37 per share.

Assumed 1/20/05 Market Value	Approximate Maximum Potential Charge
$25.00	$12,000
30.00	660,000
35.00	1,822,000
40.00	2,983,000

        The proposed amendment provisions for extended vesting and exercise periods will not apply to any portion of options that are, as of the effective date, both vested and have an exercise price less than the market value (i.e. are "in-the-money"). These options will continue to be subject to the Stock Option Plan's current terms providing for a three month exercise period following retirement and accordingly, are not included in the calculation of the approximate maximum potential charge above.

        The amendment of the Stock Option Plan was approved by the Board on August 17, 2004, subject to Stockholder approval at the Annual Meeting. The Board believes that the amendment will enhance the value of the equity incentives provided under the Stock Option Plan and thereby facilitate the Company's ability to attract and retain highly qualified individuals to serve as officers and employees of the Company.

Plan Summary

        The following is a summary of the principal features of the Stock Option Plan. The summary, however, does not purport to be a complete description of all the provisions of the Stock Option Plan. A copy of the Stock Option Plan, as proposed to be amended, is attached hereto as Appendix A.

Option Grants

        The Stock Option Plan provides for a discretionary option grant program under which key employees (including officers who may also be Board members) may be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of those shares on the grant date. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has discretion to determine which eligible individuals are to receive option grants under the program, the time or times when such grants are to be made and the number of shares subject to each such grant. However, no participant in the Stock Option Plan may be granted options for more than 450,000 shares in the aggregate during any twelve-month period.

        A total of 20,100,000 shares of Common Stock have been reserved for issuance under the terms of the Stock Option Plan. As of November 1, 2004, options to purchase 7,388,440 shares were outstanding under the Stock Option Plan, options to purchase 8,870,585 shares had been exercised, and 3,840,975 shares were available for future grant. Should an outstanding option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised are available for subsequent option grants under the Stock Option Plan. As of November 1, 2004, approximately 1,000 employees of the Company and its subsidiaries, including 14 executive officers, were eligible to participate in the Stock Option Plan. During fiscal 2004, options for the purchase of 2,035,900 shares of Common Stock were issued to these participants.

        No option will have a maximum term in excess of five years measured from the grant date and will be subject to earlier termination following the optionee's cessation of service with the Company. Each option is exercisable in installments over the five-year option period, as described above. The options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. No option holder will have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares.

        If this Proposal is approved by the Stockholders at the Annual Meeting, then the following provisions will be in effect for all options outstanding at the time of the Annual Meeting and future options granted under the Stock Option Plan:

  •
  the vesting of any such options held by each optionee who retires from service with the Company after the completion of ten or more years of service and who is at least sixty years of age at such time will continue for the five-year option period applicable to such options in accordance with the vesting provisions of the Stock Option Plan; and

  •
  the period during which options held by a retiring employee will remain exercisable following such retirement will be extended from three months to the remaining five-year option period, but in no event will such period be extended beyond, or will such option remain exercisable after, the expiration of the option pursuant to its terms; and

  •
  any portion of options that are vested upon the date of the Annual Meeting and that are in-the-money on such date will not receive the benefit of the foregoing amended provisions.

General Stock Option Plan Information

        If any change is made to the Common Stock issuable under the Stock Option Plan by reason of any recapitalization, stock dividend, stock split, reverse stock split, reclassification, merger, consolidation or reorganization in which the Company is the surviving company, or other change in the corporate structure or Common Stock, the Compensation Committee will make appropriate adjustments to the maximum number of shares issuable under the Stock Option Plan, the numbers of shares covered by outstanding options and the option exercise price. For purposes of establishing the option exercise price and for all other valuation purposes under the Stock Option Plan, the fair market value per share of Common Stock on any relevant date is the average of the highest price and the lowest price at which the Common Stock was sold regular way on the NYSE on the date of the grant of such option or, if no sales occur on such day, then on the next preceding day on which there were such sales of Common Stock. On November 1, 2004, the average of the high and low price on the NYSE was $29.37 per share.

        The Board of Directors may amend or modify the Stock Option Plan, subject to any Stockholder approval required under applicable law or regulation and as limited by the terms of the Stock Option Plan. The Board may terminate the Stock Option Plan at any time. No option may be granted under the Stock Option Plan after November 30, 2008. Each stock option outstanding at the time of such termination will remain in force in accordance with the provisions of the agreement evidencing that grant.

Benefits to Named Executive Officers and Others

        If this Proposal is approved by the Stockholders, then the proposed amendment to the vesting and exercise provisions upon retirement will apply to all future options granted to employees under the Stock Option Plan and to all options that are outstanding under the Stock Option Plan on the date of the Annual Meeting (except for any portion of options that are fully vested and in-the-money as of such date). All optionees, including executive officers, will receive the potential benefit of the proposed amendment with respect to future option grants made under the Stock Option Plan after the effective date. The amount of such potential benefit is not determinable at this time.

        The following table sets forth information regarding the currently outstanding unvested options that could potentially benefit from the proposed amendment that are held by the Company's executive officers and non-executive officer employees.

Family Dollar Stores, Inc. 1989 Non-Qualified
Stock Option Plan Benefits

	Assumed Dollar Value(2)
Name and Position(1)			Number of Options
	$30/share	$40/share
R. James Kelly Vice Chairman, Chief Financial and Administrative Officer	$198,000	$858,000	99,000
George R. Mahoney, Jr. Executive Vice President— General Counsel and Secretary	390,000	1,710,000	227,000
Current Executive Officers (Messrs. Kelly and Mahoney)	588,000	2,568,000	326,000
Non-Executive Officer Employees (55 persons)	190,349	861,719	102,112

(1)
The Company's non-management directors are not granted options under the Stock Option Plan.

(2)
While it is not possible to quantify the value of the proposed amendment with respect to any given option, the value in the table represents the intrinsic value of the options shown in the table, based on the exercise price of the options and assumed values on the date of exercise of $30 and $40 per share. As of November 1, 2004, the fair market value of the Company's Common Stock was $29.37 per share. The dollar value of the options ultimately will be dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.

Federal Tax Consequences

        Options granted under the Stock Option Plan consist solely of non-statutory options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

        No participant in the Stock Option Plan may be granted options under the Stock Option Plan for more than 450,000 shares in the aggregate during any twelve-month period. This limitation, together with the fact that option grants to executive officers will be made by the Compensation Committee and will have an exercise price per share equal to the fair market value per share of Common Stock on the date of grant, should ensure that any deductions to which the Company would otherwise be entitled upon the exercise of options granted under the Stock Option Plan will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Internal Revenue Code Section 162(m).

Stockholder Approval

        The affirmative vote of a majority of the Common Stock of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Stock Option Plan. Should such Stockholder approval not be obtained, the Stock Option Plan will remain in effect in accordance with its current provisions.

Recommendation of the Board of Directors

        The Board of Directors recommends that the Stockholders vote FOR this amendment to the Stock Option Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP ("PwC") as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal 2005 and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above. The Audit Committee and the Board of Directors recommend that the Stockholders vote for ratification of the appointment of PwC. If the Stockholders do not ratify the appointment of PwC, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. PwC served as the Company's independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees and Services

        The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2004 and 2003:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees(1)	$186,100	$180,000
Audit-Related Fees(2)	39,850	20,000
Tax Fees(3)	0	42,971
All Other Fees(4)	0	74,681

Total	$225,950	$317,652

(1)
Includes fees for audits of annual financial statements and reviews of the related quarterly financial statements.

(2)
Includes fees for audit related work in connection with employee benefit plans of the Company, consultations on the Sarbanes-Oxley Act and financial reporting standards, review of SEC comment letter and other consultation.

(3)
Includes fees related to professional services for tax compliance, tax advice and tax planning.

(4)
Consists of fees for services other than services reported above. During fiscal 2003 these services included property tax outsourcing ($50,000) and human resources consulting and other ($24,681).

        All services rendered by PwC are permissible under applicable laws and regulations, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Committee pre-approve the services to be provided by PwC and the Audit Committee has not delegated that approval authority.

Recommendation of the Board of Directors

        The Board of Directors recommends that the Stockholders vote FOR the ratification of the appointment of PwC as the Company's independent registered public accountants for fiscal 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from Reporting Persons that no other reports were required, during fiscal 2004 all Reporting Persons complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

        Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders in January 2006 (the "2006 Annual Meeting"), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Act"), must be received by the Company on or before August 1, 2005. If the Company receives notice of any Stockholder proposal after October 15, 2005, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors of the Company for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal. Additionally, the Company's Bylaws require that any Stockholder who intends to make a nomination or bring any other matter before the 2006 Annual Meeting must deliver notice of such intent to the Company not later than September 1, 2005, nor earlier than July 29, 2005. Any such proposals or notices should be in writing and be sent by certified mail, return receipt requested, to the Secretary, Family Dollar Stores, Inc., Post Office Box 1017, Charlotte, North Carolina 28201-1017.

OTHER MATTERS

        Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether Stockholders plan to attend the Annual Meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

APPENDIX A

FAMILY DOLLAR STORES, INC.
1989 NON-QUALIFIED STOCK OPTION PLAN

        1.    Purpose.    The purpose of the 1989 Non-Qualified Stock Option Plan (the "Plan") of Family Dollar Stores, Inc. is to encourage ownership of a stock interest in Family Dollar Stores, Inc. by certain officers and other key employees of the Company (as such term is defined below) as an added incentive to remain in the employ of the Company and to increase their efforts on its behalf, and in order for the Company to retain and attract persons of competence, and to gain for the organization the advantages inherent in key employees having a sense of proprietorship.

        The term "subsidiary" as used herein, shall mean any business entity in which Family Dollar Stores, Inc. owns or controls, directly or indirectly (through one or more business entities), 50 percent or more of the voting, equity or other ownership interest. The term "Company", as used herein, shall include Family Dollar Stores, Inc. and any present or future subsidiary thereof.

        2.    The Stock.    The shares of stock which may be issued and sold under the Plan shall not, except as such number may be adjusted pursuant to Article 12 hereof, exceed 20,100,000 shares of Common Stock of Family Dollar Stores, Inc. which may be either authorized and unissued shares or issued shares reacquired by Family Dollar Stores, Inc. Any shares subjected to an option under the Plan which terminates, is cancelled or expires for any reason unexercised as to such shares may again be subjected to an option under the Plan notwithstanding the above limitation.

        3.    Eligibility.    Options shall be granted only to officers and other key employees (including those who are also directors) who, at the time of the grant of the option, (a) are employees of the Company and (b) are primarily responsible for the management and growth of the Company or who otherwise materially contribute to the conduct and direction of its business and affairs. A person eligible to receive an option under the Plan is hereinafter sometimes referred to as an "employee" and a person to whom an option is granted hereunder is hereinafter sometimes referred to as an "optionee."

        4.    Grant of Options.    The Compensation Committee (the "Committee") of the Board of Directors of Family Dollar Stores, Inc. (the "Board") shall determine the employees who are to be granted options under the Plan, the number of shares subject to each option and the consideration to the Company for the granting of options under the Plan, as well as the conditions, if any, which it may deem appropriate to insure that such consideration will be received by, or will accrue to, the Company. In the discretion of the Committee, such consideration need not be the same but may vary for options granted under the Plan at the same time or from time to time.

        The Committee may grant more than one option to an employee during the life of the plan and such option may be in addition to, or in substitution for, an option or options, previously granted. The maximum aggregate number of shares of Common Stock of Family Dollar Stores, Inc. subject to options which may be granted under the Plan to any optionee during any twelve-month period is 450,000. No options shall be granted under the Plan after November 30, 2008.

        Each option granted pursuant to the Plan shall be evidenced by a written option agreement between Family Dollar Stores, Inc. and the optionee which shall contain such provisions, terms and conditions (which need not be the same for all options) as the Committee shall in its discretion determine to be appropriate and within the contemplation of the Plan. Each option agreement shall provide that the option granted thereby will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        5.    Option Price.    (a) The price or prices per share for shares of Common Stock of Family Dollar Stores, Inc. to be sold pursuant to an option shall be such as shall be fixed by the Committee, but not less in any case than 100 percent of the fair market value per share for such stock on the date of the granting of the option, subject to adjustment as provided in Article 12 hereof.

        For the purpose hereof, the term "fair market value" per share shall mean the mean between the average high bid and low asked prices quoted by the National Quotations Bureau Inc. for the over-the-counter market on the date of the grant of such option or, if no bid and asked prices are quoted on such day, then on the next preceding day on which there were such quotations, or if such stock is listed on a national securities exchange, then the average of the highest price and the lowest price at which the Common Stock shall have been sold regular way on the national securities exchange on the date of the grant of such option or, if no sales occur on such day, then on the next preceding day on which there were such sales of Common Stock or, if any time the Common Stock shall not be quoted by the National Quotations Bureau Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange, the Committee shall determine the fair value on the basis of available prices for such stock or in such manner as the Board may deem reasonable.

        (b)   For the purposes of Articles 5 and 6 hereof, the date of the granting of an option under the Plan shall be the date fixed by the Committee as the date for such option for the employee who is to be the recipient thereof.

        6.    Period of Option and Certain Limitations on Right to Exercise.    Options will be exercisable over the Option Period, which, in the case of each option, shall be a period of not more than five years from the date of the grant of such option, as follows:

          (i)    at any time during the third year of the Option Period the optionee may purchase up to 40 percent of the total number of shares to which his option relates (adjusted, if a fraction of a share would otherwise result thereby, to the nearest full number of shares);

          (ii)   at any time during the Option Period after the end of the third year the optionee may purchase on a cumulative basis up to 70 percent of the total number of shares to which his option relates (adjusted, if a fraction of a share would otherwise result thereby, to the nearest full number of shares); and

          (iii)  at any time during the Option Period after the end of the fourth year the optionee may purchase on a cumulative basis up to 100 percent of the total number of shares to which his option relates; provided, however, that except as provided in Articles 8, 9 and 10 hereof, no option may be exercised unless the optionee is then in the employ of the Company and shall have been continuously so employed since the date of the grant of his option. Absence on leave approved by the Committee shall not be considered an interruption of employment for any purpose of the Plan. Family Dollar Stores, Inc. may, if it or its counsel shall deem it necessary or desirable for any reason, require the optionee (or the purchaser acting under Article 10 hereof) to represent in writing to Family Dollar Stores, Inc. at the time of the exercise of such option that it is his then intention to acquire the shares of Common Stock as to which his option is then being exercised for investment and not with a view to the distribution thereof.

        7.    Non-Transferability of Option.    No option granted under the Plan to an employee shall be transferable by him otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during his lifetime, only by him or by his guardian or legal representative.

        8.    Termination of Employment.    If an optionee shall cease to be employed by the Company for any reason, other than death or discharge for cause (as defined below), he may, but only within three months after the date he ceases to be an employee of the Company (and in no event after the expiration of the Option Period), exercise his option to the extent that he was entitled to exercise it at the date of such cessation of employment. The Plan shall not confer upon any optionee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment at any time. Notwithstanding any of the provisions hereinabove set forth, in the event that any optionee shall be discharged for cause, he shall forthwith forfeit all rights under any options granted to him under the Plan. "Cause" shall be deemed to include, but not be limited to, dishonesty, the proved commission of crime, disclosure of the Company's affairs to competitors or other unfaithfulness to the interests of the Company, continued absence except on account of illness or disability, or gross insubordination.

        9.    Retirement of Optionee.    Notwithstanding the provisions of Article 8 above and subject to the optionee's compliance with the provisions of Article 11 set forth below, if an optionee voluntarily terminates his employment with the Company due to Retirement (as defined below), any options held by the optionee as of the date of such retirement shall continue to vest in accordance with their original vesting schedule and all vested options may be exercised at any time within the Option Period; provided, however, that the foregoing provisions shall not be applicable to any portion of any options which, as of January 20, 2005 (the effective date of the amendment of the Plan to provide these retirement benefits), are vested and have an exercise price less than the fair market value of the Common Stock on such date. "Retirement" shall be defined for the purposes of the benefit of the provisions of this Article 9 as the voluntary termination of employment by the retiree upon reaching the age of sixty (60) years or older and having been an employee of the Company for a period of at least ten (10) years prior to such termination. The Committee may, in its sole discretion, modify the definition of retirement as well as the post-retirement vesting and term provisions as it deems necessary and in the best interest of the Company.

        10.    Death of Optionee.    If an optionee dies while in the employ of the Company, or within three months after the date he ceases to be an employee of the Company (other than by reason of discharge for cause), the option theretofore granted to him shall be exercisable by the estate of the optionee, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, but only within a period of fifteen calendar months next succeeding such death (and in no event after expiration of the Option Period), and then only if and to the extent that he was entitled to exercise it at the date of his death, except as the number of shares may be adjusted in accordance with the provisions of Article 12 hereof.

        11.    Stock Option Forfeiture.    If, at any time within five (5) years after an optionee terminates employment with the Company and receives the vesting and extended Option Period benefits provided pursuant to Article 9 above, the optionee engages, directly or indirectly, in any of the following activities: (i) accepting employment with or serving as a consultant, advisor, officer, director, controlling shareholder or acting in any other capacity with an entity that is, at the time of such arrangement, in direct and substantial competition with or acting against the interest of the Company; (ii) employing or recruiting any person employed by the Company (or within six months of the termination of such employment) or being recruited by the Company for employment; (iii) disclosing or misusing any confidential information or material concerning the Company; or (iv) publicly disparaging the Company, its officers, directors or employees, then all outstanding options that would otherwise benefit from the continued vesting or extended Option Period under Article 9 shall (a) be immediately forfeited and (b) any gain realized by the optionee from exercising all or a portion of said options shall be repaid by the optionee to the Company within thirty days. By accepting the benefits of Article 9, the optionee acknowledges and agrees that the above provisions are both fair and reasonable with respect to both parties to the Plan, are not in the nature of a penalty and are material and important terms of the Plan. The optionee further agrees that if all or any part or application of this Article 11 be held invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Company and the optionee, the provisions of Article 9 shall be inapplicable to the optionee and all outstanding options that would otherwise benefit from the continued vesting or extended Option Period under Article 9 shall (a) be immediately forfeited and (b) any gain realized by the optionee from exercising all or a portion of said options shall be repaid by the optionee to the Company within thirty days.

        12.    Stock Adjustments.

        (a)   In the event of a recapitalization, stock split, reverse stock split, stock dividend, reclassification, or merger, consolidation, or reorganization in which the Company is the surviving corporation, or any other change in the corporate structure or Common Stock of the Company, the Committee shall make such adjustments, if any, proportionate to such change, as it may deem appropriate in the number of shares authorized by the Plan, in the number of shares covered by the options granted, and in the option price.

        (b)   In the event of dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation, or a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Plan shall terminate and any option heretofore granted pursuant to the Plan shall terminate unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided.

        (c)   Adjustments under Article 12 hereof shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued pursuant to any such adjustment, and any fraction resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

        13.    Administration of the Plan.    The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are appointed to the Committee by the Board, and each of whom is an "outside director" as such term is defined in Section 162(m) of the Internal Revenue Code and any regulations thereunder. If any member of the Committee does not meet the qualifications for an "outside director," then that member shall be replaced with another director meeting such qualifications such that the Committee shall always be comprised of at least two persons meeting such qualifications. The Committee is authorized to establish such rules and regulations for the proper administration of the Plan as it may deem advisable and not inconsistent with the provisions of the Plan. All questions arising under the Plan or under any rule or regulation with respect to the Plan adopted by the Committee, whether such questions involve an interpretation of the Plan or otherwise, shall be decided by the Committee.

        14.    Payment for Shares.    Payment for shares purchased shall be made in full at the time of the exercise of the option. No loan or advance shall be made by the Company for the purpose of financing, in whole or in part, the purchase of optioned shares. An optionee or his legal representatives shall have none of the rights of a stockholder with respect to shares subject to option until such shares shall be issued upon exercise of the option.

        15.    Amendment and Termination of Plan.

        (a)   The Board may at any time suspend or terminate the Plan. The Board may also at any time amend or revise the terms of the Plan or any option to be granted thereunder, provided that no such amendment or revision shall affect the determination of officers and directors to participate in the Plan or of the timing, pricing and amount of a grant, all of which determinations and amendments and revisions thereof shall be made by the Committee, and provided further that, without stockholder approval, no such amendment or revision shall:

    (i)
    materially increase the benefits accruing to employees under the Plan; or

    (ii)
    increase the number of shares subject to the Plan (except as permitted under the provisions of Article 12 hereof); or

    (iii)
    materially modify the requirements as to eligibility for participation in the Plan.

        (b)   No amendment, suspension or termination of the Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.

        16.    Compliance with Law and Other Conditions.    No shares shall be issued pursuant to the exercise of any option granted under the Plan prior to compliance by Family Dollar Stores, Inc. to the satisfaction of its counsel with any applicable laws.

        17.    Withholding of Taxes.    Each optionee who exercises an option shall agree that no later than the date of such exercise or receipt of shares pursuant thereto he will pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the transfer to him of such shares of Common Stock.

        18.    Approval by Stockholders.    The Plan, as amended and as set forth herein shall become effective January 20, 2005, subject to approval thereof by vote (in person or by proxy) of the holders of a majority of all outstanding shares of Common Stock of Family Dollar Stores, Inc. entitled to vote at the annual meeting of stockholders on January 20, 2005, called to take action thereon.

PROXY

FAMILY DOLLAR STORES, INC.
Proxy for Annual Meeting of Stockholders on January 20, 2005

        The undersigned hereby appoints Howard R. Levine and George R. Mahoney, Jr., or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Thursday, January 20, 2005, at the office of the Company at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:

1.	ELECTION OF DIRECTORS (Mark only one)	☐	FOR ALL NOMINEES listed below (except as shown to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: Mark R. Bernstein, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, Howard R. Levine, George R. Mahoney, Jr., James G. Martin
(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.)

2. Approval of the Amendment to the Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan:
FOR	☐	AGAINST	☐	ABSTAIN	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants:
FOR	☐	AGAINST	☐	ABSTAIN	☐
4. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

(Please Sign on Reverse Side)

(Continued from other side)

        This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named, for the approval of the amendment to the Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan and for the ratification of the appointment of the Independent Registered Public Accountants.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated this	day of	,

(Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
OWNERSHIP OF THE COMPANY'S SECURITIES
RELATED TRANSACTIONS
PROPOSAL NO. 2 AMENDMENT TO STOCK OPTION PLAN
Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan Benefits
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
OTHER MATTERS
  APPENDIX A
FAMILY DOLLAR STORES, INC. 1989 NON-QUALIFIED STOCK OPTION PLAN